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                                                                  EXHIBIT  99.2


                THERMADYNE HOLDINGS CORPORATION REPORTS RESULTS
                      FOR QUARTER ENDED MARCH 31, 1997 AND
                            ADOPTION OF RIGHTS PLAN


         ST. LOUIS, Missouri, April 24, 1997 - Thermadyne Holdings Corporation (NASDAQ: TDHC) today reported sales and EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations for the quarter ended March 31, 1997 of $117.8 million and $ 24.0 million, respectively. These amounts are 15.2% and 9.6%, respectively, over the first quarter 1996 sales and EBITDA of $102.2 million and $21.9 million, respectively. Included in the quarter ended March 31, 1997, are sales of $6.4 million related to GenSet, which was acquired effective February 1, 1997.

         Randall E. Curran, Chairman and Chief Executive Officer stated, "I'm very pleased with our first quarter results and the solid start to 1997. The GenSet acquisition provides Thermadyne with an exciting new product line and its transition into the Thermadyne group of companies is going extremely well. I'm also very happy with the performance in our international markets, particularly Asia, where the initiatives we started last year after the acquisition of CIGWELD continue to gain momentum and are delivering solid results. During the quarter we also took another significant step toward our objective of focusing on our core cutting and welding businesses with the announcement in late February of the sale of the Wear Resistance unit, which is progressing according to plan."


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         The Company reported income from continuing operations for the quarter ended March 31, 1997, of $ 3.9 million ($ 0.35 per share) which compares to a loss from continuing operations for the quarter ended March 31, 1996, of $20.7 million ($1.93 per share). The loss from continuing operations for the quarter ended March 31, 1996 included $21.9 million related to the amortization of goodwill recorded in connection with the Company's 1994 reorganization, which was fully amortized in 1996. Net income for the three months ended March 31, 1997 was $5.0 million ($0.44 per share), compared to a net loss of $21.9 million ($2.04 per share) for the three months ended March 31, 1996.

         The Company additionally announced that its Board of Directors has adopted a Rights Plan designed to protect stockholders and assure that they receive fair and equal treatment in the event of any proposed takeover of the Company.

         Terms of the Rights Plan provide for a distribution of one right for each share of common stock of the Company to holders of record at the close of business on May 5, 1997. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates ten percent or more of the Company's outstanding voting stock or announces an offer, the consummation of which would result in ownership by a person or group of ten percent or more of the voting stock. Unless earlier redeemed, the rights will expire on May 5, 2007. Each right will entitle the holder to buy one share of the Company's Stock at a price of $150 (subject to adjustment).


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         If, after the time a person or group of affiliated or associated persons, with certain exceptions, acquires ten percent or more of the Company's outstanding voting stock, the Company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase that number of shares of the acquiring company's common stock that has a market value equal to twice the right's exercise price.

         In addition, if a person or group (with certain exceptions) acquires ten percent or more of the Company's voting stock, each holder of a right, other than the ten percent stockholder, also will have the right to receive, upon payment of the exercise price, that number of shares of the Company's common stock having a market value equal to two times the exercise price. Further, at any time after a person or group acquires ten percent or more (but less than 50%) of the Company's outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group, which will become void) for shares of the Company's common stock on a one-for-one basis.

         The Company generally will be entitled to redeem the rights at one cent per right (payable, at the option of the Company, in cash or in stock) at any time until the tenth day following the acquisition by an acquiring person of a ten percent position in its voting stock.

         Commenting on the Rights Plan, Mr. Curran said "The Board of Directors is not aware of any imminent proposal, hostile or otherwise, to acquire control of the Company. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of


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stockholders. The Rights Plan seeks to ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

         Details of the Rights Plan will be outlined in materials to be mailed to stockholders following the May 5, 1997 record date.

         Thermadyne, headquartered in St. Louis, Missouri, is a multinational manufacturer of cutting and welding products.

         For more information, contact James H. Tate, Senior Vice President and CFO, Thermadyne Holdings Corporation, 314/746-2107.


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Thermadyne Holdings Corporation
Results for three months ended March 31, 1997
000's, except share data

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           1997           1996
                                                       ------------   ------------
Net sales                                              $    117,751   $    102,233
Income (loss) from continuing operations                      3,932        (20,667)
Discontinued operations:
         Gains (losses) from discontinued operations          1,036         (1,200)
Net income (loss)                                             4,968        (21,867)


Weighted average common and common
     equivalent shares outstanding                       11,309,909     10,719,547

Per common and common equivalent share amounts:
         Income (loss) from continuing operations      $       0.35   $      (1.93)
         Net income (loss)                             $       0.44   $      (2.04)

Earnings before interest, taxes, depreciation
         and amortization                              $     24,015   $     21,904



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